Exhibit 10(i)

Amendment to Wells Fargo & Company Supplemental 401(k) Plan

The Wells Fargo & Company Supplemental 401(k) Plan (the “Supplemental 401(k) Plan”) is amended as follows:

1.	Section 16(d)(2) of the Supplemental 401(k) Plan is amended in its entirety effective December 31, 2018 to read in full as follows:

(N) Key Employee. If the Participant is determined to be a “Key Employee” for purposes of Code section 409A, no lump sum or installment payment shall be paid to the Participant prior to the date that is six months after the date the Participant’s Separation from Service occurred. For purposes of this Plan, a Participant’s status as a Key Employee shall be determined in accordance with the Wells Fargo & Company Key/Specified Employee Policy as adopted and amended from time to time by the Human Resources Committee of the Company’s Board of Directors.

2.	Except as herein expressly amended, all the terms and provisions of the Supplemental 401(k) Plan shall continue in full force and effect.